Exhibit 14.1




INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of FEDERATED FUND for U.S. GOVERNMENT SECURITIES, INC.:


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to this Registration Statement on Form N-14 of Federated Fund for U.S. Government Securities, Inc. of our report dated May 17, 1996, appearing in the Annual Report to Shareholders of Federated Fund for U.S. Government Securities for the year ended March 31, 1996, and to the incorporation by reference of our report in the Prospectus dated May 31, 1996 (revised July 19, 1996) and Statement of Additional Information dated May 31, 1996 (revised October 1, 1996) of Federated Fund for U.S. Government Securities, for the year ended March 31, 1996, and to the references to us within this Registration Statement.



BY:/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Pittsburgh, Pennsylvania
June 2, 1997